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Filed Pursuant to Rule 424b(3)
Registration No. 333-167215

PROSPECTUS

Six Flags Entertainment Corporation

Common Stock

        This prospectus relates to the resale from time to time by the Selling Securityholders (as named under "Selling Securityholders" on page 24) of up to 24,443,266 shares of our common stock, par value $0.025 per share.

        The common stock offered by this prospectus is being registered to permit the Selling Securityholders to sell the offered common stock from time to time. The Selling Securityholders may offer and sell the offered common stock at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our common stock offered by this prospectus and any prospectus supplement may be offered by the Selling Securityholders directly to investors or to or through underwriters, dealers or other agents. We do not know when or in what amounts a Selling Securityholder may offer these shares of common stock for sale. The Selling Securityholders may sell all, some or none of the shares of common stock offered by this prospectus. See "Plan of Distribution" on page 29 for a complete description of how the offered common stock may be sold.

        We will not receive any of the proceeds from the sale of shares of our common stock sold by the Selling Securityholders.

        Our common stock is listed for trading on the New York Stock Exchange under the trading symbol "SIX."

        Investing in our common stock involves risks. You should carefully consider the information discussed and referred to under "Risk Factors" on page 11.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 24, 2010.

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ABOUT THIS PROSPECTUS

        This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the "SEC"). Under the shelf process, the Selling Securityholders named in this prospectus or in any prospectus supplement to this prospectus may offer and sell, from time to time, an aggregate of up to 24,443,266 shares of our common stock. The Selling Securityholders may also be required to provide a prospectus supplement containing specific information about the Selling Securityholders and the terms on which such Selling Securityholders are offering our common stock. We may also add, update or change in a prospectus supplement information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement, together with the additional information described below under "Where You Can Find More Information," before you make any investment decision.

        You should rely only on the information contained in this prospectus, including the information incorporated by reference herein as described below under "Where You Can Find More Information," or in any prospectus supplement delivered herewith. Neither we nor the Selling Securityholders have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus or any such prospectus supplement.

        The Selling Securityholders may only offer to sell, and seek offers to buy shares of our common stock in jurisdictions where such offers and sales are permitted.

        Except where otherwise indicated or as the context may otherwise indicate in this prospectus, the term "SFI" means Six Flags, Inc. as a Debtor or prior to its name change to Six Flags Entertainment Corporation; references to "Holdings" or "SFEC" mean Six Flags Entertainment Corporation following the filing of the Certificate of Incorporation (as defined below) with the Secretary of State of the State of Delaware; and the terms "we," "our" or "Company" refer collectively to SFI or SFEC, as the case may be, and its consolidated subsidiaries. References to a particular year mean the Company's fiscal year commencing on January 1 and ending on December 31 of that year.

        On June 13, 2009, SFI and certain of its subsidiaries, which we refer to, along with SFI, as the Debtors, filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware, which we refer to as the Bankruptcy Court. On April 30, 2010, the Bankruptcy Court entered an order, dated April 29, 2010, confirming the Debtors' Modified Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code. We refer to the Modified Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, in the form confirmed by the Bankruptcy Court, as the Plan. On April 30, 2010, the Debtors satisfied the conditions to the Plan and the Plan became effective. Under the Plan and the transactions contemplated therein, certain creditors of the Debtors were issued shares of Holdings' common stock and certain other parties purchased shares of Holdings' common stock. Pursuant to a registration rights agreement (the "Registration Rights Agreement"), it agreed to register for resale certain shares for the Selling Securityholders set forth herein.

        In connection with the Plan, the Debtors were required to prepare projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan and the ability of the Debtors to continue operations upon emergence from bankruptcy. Neither these projections, which are contained in a version of the disclosure statement, previously furnished to the SEC and not herein incorporated, nor those contained in any prior version of the disclosure statement should be considered or relied upon in connection with the purchase of our common stock. Neither the projections nor any version of the disclosure statement was prepared for the purpose of any offering of our common stock and has not been, and will not be, updated on an ongoing basis. The projections reflect numerous assumptions concerning our anticipated future performance and prevailing and anticipated market and economic conditions at the time they were prepared that were and continue to be beyond our control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks, including those risks discussed under "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in this prospectus and in the documents incorporated by reference herein. Our actual results will vary from those contemplated by the projections for a variety of reasons, including the fact that as required by accounting principles generally accepted in the United States ("GAAP"), effective as of May 1, 2010, we adopted fresh start accounting following the guidance of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 852, Reorganizations ("FASB ASC 852"). The fresh-start reporting provisions are only applied as of the emergence date, and are expected to have a material impact on our financial statements. As indicated in the disclosure statement, the projections did not appropriately apply the fresh-start reporting provisions because the information that would have been required to do so was not available when they were prepared. Therefore, variations from these projections may be material. As a result, you should not rely upon the projections or any version of the disclosure statement in deciding whether to invest in our common stock.

        The financial information incorporated by reference herein, unless otherwise expressly set forth or as the context otherwise indicates, reflects the historical consolidated results of operations and financial condition of SFI for the periods presented. That historical financial information does not reflect, among other things, any effects of the transactions contemplated by the Plan or any fresh-start accounting, which Holdings adopted upon its emergence from bankruptcy. Thus, such financial information will not be representative of Holdings' performance or financial condition after the effective date of the Plan.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to shares of our common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock offered by this prospectus, please see the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus regarding the contents of any agreement or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such agreement or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed with the registration statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

        We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.sixflags.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our web address does not constitute incorporation by reference into this prospectus of the information contained at such site.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

        The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:

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  our Annual Report on Form 10-K for the year ended December 31, 2009;

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  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

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  our Current Reports on Form 8-K filed with the SEC on May 4, 2010, May 11, 2010, May 14, 2010, May 24, 2010, June 4, 2010, June 17, 2010 and June 21, 2010 (two filings); and

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  the description of our common stock as set forth in our Registration Statement on Form 8-A filed with the SEC on June 17, 2010 (File No. 001-13703).

        All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus, or after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, excluding those documents (or portions thereof) furnished pursuant to Items 2.02 or 7.01 of Form 8-K including exhibits thereto, will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

        We will provide to each person a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Six Flags Entertainment Corporation
1540 Broadway, 15th Floor
New York, New York 10036
(212) 652-9403
Attn: General Counsel

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This document and the documents incorporated herein by reference contain "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods.

        Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. These risks and uncertainties include, but are not limited to, statements we make regarding: (i) the potential adverse impact of the Chapter 11 Filing (as defined herein) on our operations, management and employees (See "Chapter 11 Reorganization" herein), (ii) customer response to the Chapter 11 Filing, (iii) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, or (iv) our operations and results of operations. Additional important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and include the following:

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  factors impacting attendance, such as local conditions, contagious diseases, events, disturbances and terrorist activities;

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  accidents occurring at our parks;

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  adverse weather conditions;

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  competition with other theme parks and other entertainment alternatives;

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  changes in consumer spending patterns;

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  pending, threatened or future legal proceedings; and

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  other factors that are described in "Risk Factors."

        Any forward-looking statement made by us in this document, or on our behalf by our directors, officers or employees related to the information contained herein, speaks only as of the date of this Prospectus. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

SIX FLAGS ENTERTAINMENT CORPORATION

Our Business

        We are the largest regional theme park operator in the world. We own or operate 19 parks, including 17 operating domestic parks, one park in Mexico and one park in Canada. In February 2010, in connection with the Chapter 11 Filing, we decided to reject the lease with the Kentucky State Fair Board relating to our Louisville park and we will no longer operate the park. During the second quarter of 2008, we decided that we would not re-open our New Orleans park, which sustained very extensive damage during Hurricane Katrina in late August 2005 and has not re-opened since. During the third quarter of 2009, we mutually agreed with the City of New Orleans to terminate our lease with the City of New Orleans and to settle the related litigation, pursuant to which we, among other things, paid the City of New Orleans $3 million and transferred title to our property and equipment at the site to the City of New Orleans, including land owned by us adjacent to the leased site. We have recorded appropriate provisions for impairment and liabilities related to the abandonment of the New Orleans park operations and the rejection of the lease for our Louisville park. The 19 parks we operate (which excludes our New Orleans park and Louisville park) had attendance of approximately 23.3 million during the 2009 season.

        In 1998, we acquired the former Six Flags, which had operated regional theme parks under the Six Flags name for nearly forty years and established an internationally recognized brand name. We have ownership of the "Six Flags" brand name in the United States and foreign countries throughout the world. To capitalize on this name recognition, 17 of our parks (excluding Six Flags New Orleans, Six Flags Kentucky Kingdom and the Sale Parks) are branded as "Six Flags" parks.

        We hold exclusive long-term licenses for theme park usage throughout the United States (except the Las Vegas metropolitan area), Canada, Mexico and other countries of certain Warner Bros. and DC Comics characters. These characters include Bugs Bunny, Daffy Duck, Tweety Bird, Yosemite Sam, Batman, Superman and others. In addition, we have certain rights to use the Hanna-Barbera and Cartoon Network characters, including Yogi Bear, Scooby-Doo, The Flintstones and others. We use these characters to market our parks and to provide an enhanced family entertainment experience. Our licenses include the right to sell merchandise featuring the characters at the parks, and to use the characters in our advertising, as walk-around characters and in theming for rides, attractions and retail outlets. We believe using these characters promotes increased attendance, supports higher ticket prices, increases lengths-of-stay and enhances in-park spending.

        Our parks are located in geographically diverse markets across North America. Our theme parks offer a complete family-oriented entertainment experience. Our theme parks generally offer a broad selection of state-of-the-art and traditional thrill rides, water attractions, themed areas, concerts and shows, restaurants, game venues and retail outlets. In the aggregate, during 2009 our theme parks (excluding Six Flags New Orleans, Six Flags Kentucky Kingdom and the Sale Parks) offered approximately 800 rides, including over 120 roller coasters, making us the leading provider of "thrill rides" in the industry.

        We believe that our parks benefit from limited direct theme park competition, since the combination of a limited supply of real estate appropriate for theme park development, high initial capital investment, long development lead-time and zoning restrictions provides each of our parks with a significant degree of protection from competitive new theme park openings. Based on our knowledge of the development of other theme parks in the United States, we estimate that it would cost at least $300 million and would take a minimum of two years to construct a new regional theme park comparable to one of our major Six Flags-branded theme parks.

Our Emergence from Bankruptcy

        On June 13, 2009 (the "Petition Date"), SFI, Six Flags Operations Inc. ("SFO") and Six Flags Theme Parks Inc. ("SFTP") and certain of SFTP's domestic subsidiaries (the "SFTP Subsidiaries" and, collectively with SFI, SFO and SFTP, the "Debtors") filed voluntary petitions for relief (the "Chapter 11 Filing") under Chapter 11 ("Chapter 11") of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") (Case No. 09-12019). The entities that own our interests in Six Flags Over Texas ("SFOT") and Six Flags Over Georgia (including Six Flags White Water Atlanta) ("SFOG" and together with SFOT, the "Partnership Parks") and our Canadian and Mexican parks were not debtors in the Chapter 11 Filing.

        On April 1, 2010, the Debtors filed with the Bankruptcy Court their Modified Fourth Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the "Plan"). On April 30, 2010, the Bankruptcy Court entered an Order Confirming Debtors' Modified Fourth Amended Joint Plan of Reorganization Under Chapter 11 (the "Confirmation Order"), dated April 29, 2010, which approved and confirmed the Plan.

        On April 30, 2010 (the "Effective Date"), the Debtors consummated their reorganization through a series of transactions contemplated by the Plan and the Plan became effective pursuant to its terms. Pursuant to the Plan, on the Effective Date, but after the Plan became effective and prior to the distribution of securities under the Plan, Holdings filed with the Secretary of State of the State of Delaware a Restated Certificate of Incorporation (the "Certificate of Incorporation") which, among other things, changed Holdings' corporate name to "Six Flags Entertainment Corporation." On May 3, 2010, the Debtors filed a notice of the occurrence of the Effective Date with the Bankruptcy Court.

Fresh-Start Accounting

        As required by GAAP, effective as of May 1, 2010, we adopted fresh start accounting following the guidance of FASB ASC 852. The actual impact at emergence on April 30, 2010 will be reported in our Form 10-Q for the second quarter of 2010. The consolidated financial statements for the periods ended March 31, 2010 and prior do not include the effect of any changes in our capital structure or changes in the fair value of assets and liabilities as a result of fresh start accounting. As a result of the fresh start accounting adjustments governed by FASB ASC 852, we anticipate a substantial adjustment to our goodwill.

        The financial information incorporated by reference herein, unless otherwise expressly set forth or as the context otherwise indicates, reflects the historical consolidated results of operations and financial condition of SFI for the periods presented. That historical financial information does not reflect, among other things, any effects of the transactions contemplated by the Plan or any fresh-start accounting, which Holdings adopted upon its emergence from bankruptcy. Thus, such financial information will not be representative of Holdings' performance or financial condition after the Effective Date.

The Plan of Reorganization

        The Plan, among other things, includes (i) the Exit Facilities (as defined below) of $1.140 billion; (ii) the assignment to SFI of SFO's 12 1/4% Notes due 2016 (the "2016 Notes") held by certain holders (the "SFO Equity Conversion") in an aggregate amount of $69.5 million in exchange for 2,362,309 shares of common stock of SFEC, representing 8.625% of the equity of SFEC on the Effective Date in full satisfaction of their claims arising under such assigned 2016 Notes; (iii) a $505.5 million rights offering of 17,181,975 shares of common stock (the "Offering"), which represents 62.733% of the common stock, to the holders of certain unsecured claims ("Allowed Unsecured Claims") specified in the Plan, that are "Accredited Investors," as defined in Rule 501(a) of Regulation D under the Securities Act ("Eligible Holders"); (iv) an offering (the "Direct Equity Purchase") to certain purchasers for an aggregate purchase price of $75.0 million (the "Direct Purchase Amount") of 3,399,006 shares of common stock, representing 12.410% of the common stock; and (v) an offering (the "Additional Equity Purchase") to certain purchasers for an aggregate purchase price of $50 million (the "Additional Purchase Amount"), on the same pricing terms as the Offering, 1,699,503 shares of common stock, representing 6.205% of the common stock. In addition, the Plan also includes the New TW Loan (as defined below) and contemplates the purchase of an additional $25.0 million of common stock by certain entities on or before June 1, 2011, following approval by a majority of the members of the Company's board of directors (the "Delayed Draw Equity Purchase").

New Indebtedness

        On the Effective Date, SFEC, SFO and SFTP entered into a First Lien Credit Agreement (the "First Lien Credit Agreement") with several lenders, including JPMorgan Chase Bank N.A., as administrative agent, and related loan and security documentation (the "Exit First Lien Facility"). The Exit First Lien Facility consists of an $890,000,000 senior secured credit facility comprised of a $120,000,000 revolving loan facility (none of which was outstanding as of June 18, 2010 (excluding letters of credit in the amount of $1,739,000)) (the "Exit Revolving Loan"), which may be increased to up to $150,000,000 in certain circumstances, and a $770,000,000 term loan facility (all of which was outstanding as of May 17, 2010) (the "Exit Facility First Lien Term Loan" and, together with the Exit Revolving Loan, the "Exit Facility First Lien Loans"). Interest on the Exit First Lien Facility accrues at an annual rate equal to the London Interbank Offered Rate ("LIBOR") + 4.25% in the case of the Exit Revolving Loan and LIBOR + 4.00% in the case of the Exit Facility First Lien Term Loan, with a 2.00% LIBOR floor and a 1.50% commitment fee on the average daily unused portion of the Exit Revolving Loan. The principal amount of the Exit Revolving Loan is due and payable on June 30, 2015. The First Lien Credit Agreement requires quarterly repayments of principal on the Exit Facility First Lien Term Loan beginning in March 2013 in an amount equal to 0.25% of the initial aggregate principal amount of the Exit Facility First Lien Term Loan and all remaining outstanding principal is due and payable on June 30, 2016.

        On the Effective Date, SFEC, SFO and SFTP entered into a Second Lien Credit Agreement (the "Second Lien Credit Agreement" and, together with the First Lien Credit Agreement, the "Exit Facility Credit Agreements") with several lenders including Goldman Sachs Lending Partners LLC, as administrative agent, and related loan and security documentation (the "Exit Second Lien Facility" and together with the Exit First Lien Facility, the "Exit Facilities"). The Exit Second Lien Facility consists of a $250,000,000 senior secured term loan facility (all of which was outstanding as of May 17, 2010) (the "Exit Facility Second Lien Loan" and, together with the Exit Facility First Lien Loans, the "Exit Facility Loans"). Interest on the Exit Facility Second Lien Loan accrues at an annual rate equal to LIBOR + 7.25% with a 2.00% LIBOR floor. The Second Lien Credit Agreement does not require any amortization of principal and the entire outstanding principal amount of the Exit Facility Second Lien Loan is due and payable on December 31, 2016.

        Pursuant to the First Lien Guarantee and Collateral Agreement and the Second Lien Guarantee and Collateral Agreement, amounts outstanding on the Exit First Lien Facility and the Exit Second Lien Facility, respectively, are guaranteed by SFEC, SFO and each of the current and future direct and indirect domestic subsidiaries of SFTP; provided that to the extent SFTP acquires any non-wholly owned direct or indirect subsidiary after the Effective Date, such subsidiary will not be required to be a guarantor and/or pledgor of the Exit Facilities (together with SFTP, collectively, the "Exit Financing Loan Parties"). The Exit First Lien Facility is secured by first priority liens upon substantially all existing and after-acquired assets of the Exit Financing Loan Parties and the Exit Second Lien Facility is secured by second priority liens upon substantially all existing and after-acquired assets of the Exit Financing Loan Parties. The Exit Facility Credit Agreements contain certain representations, warranties and affirmative covenants, including minimum interest coverage and maximum senior leverage maintenance covenants and, with respect to the First Lien Credit Agreement, a maximum first lien leverage maintenance covenant. In addition, the Exit Facility Credit Agreements contain restrictive covenants that, subject to certain exceptions, limit or restrict, among other things, the ability of the Exit Financing Loan Parties to incur indebtedness, create liens, engage in mergers, consolidations and other fundamental changes, make investments or loans, engage in transactions with affiliates, pay dividends, make capital expenditures and repurchase capital stock. The Exit Facility Credit Agreements contain certain events of default, including payment, breaches of covenants and representations, cross defaults to other material indebtedness, judgment, changes of control and bankruptcy events of default.

        On the Effective Date, SFOG Acquisition A, Inc., SFOG Acquisition B, L.L.C., SFOT Acquisition I, Inc. and SFOT Acquisition II, Inc. (collectively, the "Acquisition Parties") entered into the Multiple Draw Term Credit Agreement (the "New TW Loan Agreement") with TW-SF, LLC (the "New TW Lender"). The New TW Loan Agreement provided the Acquisition Parties with a $150,000,000 multi-draw term loan facility (the "New TW Loan"). Interest on the New TW Loan accrues at a rate equal to (i) the greater of (a) LIBOR and (b) 2.50% (or to the extent that any LIBOR or similar rate floor under the Exit Facility First Lien Loans (or under any senior term credit facility that amends, restates, amends and restates, refinances, modifies or extends the Exit First Lien Term Loan) is higher than 2.50%, such higher floor) plus (ii) the then "Applicable Margin" under the Exit First Lien Term Loan (or, if higher) under any successor term facility plus (iii) 1.00%. In the event that any of the loan parties issue corporate bonds or other public debt, and the then applicable credit default swap spread is higher than the "Applicable Margin" referenced in the foregoing sentence, such "Applicable Margin" will be increased based on the applicable default swap spread then in effect, subject to a fixed cap. Funding during the availability period under the New TW Loan will occur only on May 14th (or the immediately preceding business day) of each fiscal year (each a "Funding Date") in which amounts required to satisfy the "put" obligations exceeds (a) for the fiscal year ending December 31, 2010, $10,000,000, (b) for the fiscal year ending December 31, 2011, $12,500,000 and (c) for each subsequent fiscal year, $15,000,000. The principal amount of the New TW Loan borrowed on each Funding Date will be due and payable five years from such Funding Date. The New TW Loan Agreement requires prepayments with any cash of the Acquisition Parties (other than up $50,000 per year) including the proceeds received by the Acquisition Parties from the limited partnership interests in the Partnership Parks and is prepayable at any time at the option of the Acquisition Parties. The New TW Loan is unconditionally guaranteed on a joint and several and senior unsecured basis by SFEC, SFO, SFTP and each of the current direct and indirect domestic subsidiaries of SFEC who are or in the future become guarantors under the Exit Facilities (collectively, the "New TW Guarantors") under the terms of the Guarantee Agreement (the "New TW Guarantee Agreement") entered into by the New TW Guarantors in favor of the New TW Lender on the Effective Date. The New TW Loan Agreement and New TW Guarantee Agreement contain representations, warranties, covenants and events of default on substantially similar terms as those contained in the First Lien Credit Agreement. No borrowings occurred on May 14, 2010 under the New TW Loan with respect to the 2010 "put" obligations.

Preconfirmation Equity Interests

        Upon the Effective Date, by operation of the Plan, all of SFI's common stock, preferred stock purchase rights, preferred income equity redeemable shares ("PIERS") and any other ownership interest in SFI, whether or not transferable, and all options, warrants or rights, contractual or otherwise (including, but not limited to, stockholders agreements, registration rights agreements, rights agreements, repurchase agreements and arrangements, or other similar instruments or documents), (collectively, the "SFI Preconfirmation Equity Interests") were cancelled as of the Effective Date. Included in the SFI Preconfirmation Equity Interests were (i) SFI's 2001 Stock Option and Incentive Plan, which was filed as Exhibit 4(dd) to SFI's Form 10-K for the year ended December 31, 2002; (ii) the Stock Option Plan for Directors, which was filed as Exhibit 4(ee) to SFI's Form 10-K for the year ended December 31, 2002; (iii) SFI's 2004 Stock Option and Incentive Plan, which was filed as

Exhibit 10.1 to SFI's Registration Statement on Form S-8 (Reg. No. 333-131831), filed on February 14, 2006; (iv) SFI's 2006 Stock Option and Incentive Plan, which was filed as Exhibit 10.1 to SFI's Current Report on Form 8-K, filed on May 30, 2006; (v) SFI's 2006 Employee Stock Purchase Plan, which was filed as Exhibit 10.2 to SFI's Current Report on Form 8-K, filed on May 30, 2006; (vi) the Six Flags, Inc. 2007 Stock Option and Incentive Plan, which was filed as Exhibit 10.1 to SFI's Current Report on Form 8-K filed on May 24, 2007; (vii) the Six Flags, Inc. 2008 Stock Option and Incentive Plan, which was filed as Exhibit 10.1 to SFI's Current Report on Form 8-K, filed on May 28, 2008; and (viii) all outstanding awards and grants thereunder. Former stockholders of SFI and holders of other SFI Preconfirmation Equity Interests will receive no distributions or other consideration under the Plan.

Prepetition Debt Securities

        On the Effective Date, by operation of the Plan, all outstanding obligations under the following notes issued by SFI and SFO (collectively, the "Prepetition Notes") were cancelled and the indentures governing such obligations were cancelled, except to the extent to allow the Debtors, Reorganized Debtors (as such term is defined in the Plan) or the relevant Prepetition Notes indenture trustee, as applicable, to make distributions pursuant to the Plan on account of claims related to such Prepetition Notes:

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  SFI's 8 7/8% Senior Notes due 2010, which were issued pursuant to the Indenture, dated as of February 11, 2002, between the Company and The Bank of New York ("BONY"), as trustee;

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  SFI's 9 3/4% Senior Notes due 2013, which were issued pursuant to the Indenture, dated as of April 16, 2003, between the Company and BONY, as trustee;

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  SFI's 9 5/8% Senior Notes due 2014, which were issued pursuant to the Indenture, dated as of December 5, 2003, between the Company and BONY, as trustee;

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  SFI's 4.50% Convertible Senior Notes due 2015, which were issued pursuant to the Indenture, dated as of June 30, 1999, between the Company and BONY, as trustee, and the Second Supplemental Indenture, dated as of November 19, 2004, between the Company and BONY, as trustee; and

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  The 2016 Notes, which were issued pursuant to the Indenture, dated as of June 16, 2008, among SFO, as issuer, the Company, as parent guarantor, and HSBC Bank USA, National Association, as trustee.

Prepetition Credit Agreement

        On the Effective Date, pursuant to the Plan, the Second Amended and Restated Credit Agreement, dated as of May 25, 2007 (as amended, modified or otherwise supplemented from time to time, the "Prepetition Credit Agreement"), among SFI, SFO, SFTP (as the primary borrower), certain of SFTP's foreign subsidiaries party thereto, the lenders thereto, the agent banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the "Administrative Agent"), was cancelled (except that the Prepetition Credit Agreement continues in effect solely for the purposes of allowing creditors under the Prepetition Credit Agreement to receive distributions under the Plan and allowing the Administrative Agent to exercise certain rights).

Registration Rights Agreement

        Consistent with the Confirmation Order and applicable law, the Company relied on Section 1145(a)(1) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the issuance of 2,601,944 shares of common stock to the holders of Allowed Unsecured Claims against SFI. The Company also relied upon the exemption from registration pursuant to

Section 4(2) of the Securities Act, and Rule 506 promulgated thereunder, to effect the following sales and issuance of common stock (collectively, the "Restricted Common Stock"):

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  The SFO Equity Conversion resulted in certain holders of the 2016 Notes in the aggregate amount of $69.5 million exchanging such 2016 Notes for 2,362,309 shares of common stock;

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  Eligible Holders that subscribed for common stock in the Offering purchased 17,181,975 shares of common stock;

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  The Direct Equity Purchase resulted in the sale and issuance of 3,399,006 shares of common stock;

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  The Additional Equity Purchase resulted in the sale and issuance of 1,699,503 shares of common stock; and

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  144,152 shares of common stock, which represents 0.526% of the common stock, were issued to certain entities as consideration for their commitment to participate in the Delayed Draw Equity Purchase.

        Notwithstanding that the shares of common stock issued pursuant to Section 1145(a)(1) of the Bankruptcy Code are deemed to be issued in a "public offering," certain holders of those securities and the Restricted Common Stock, such as affiliates of the Company, may be restricted in their ability to freely trade those securities. Therefore, pursuant to the Plan, on the Effective Date, SFEC and certain holders entered into the Registration Rights Agreement. The Registration Rights Agreement requires the Company to register with the SEC certain shares of its common stock upon the request of the holders owning at least twenty percent (20%) of the Registrable Securities (as defined in the Registration Rights Agreement) then issued and outstanding, in accordance with the terms and conditions set forth therein. The Company is also required, pursuant to the Registration Rights Agreement, to file a shelf registration statement covering the resale of Registrable Securities within a certain period following the Effective Date. The Registration Rights Agreement also provides to certain holders of Registrable Securities certain piggyback registration rights in connection with the registration of other securities by the Company. The purpose of the Registration Rights Agreement is to permit certain holders of the common stock to register the resale of the shares of common stock owned by them. This prospectus is part of the registration statement filed as a "shelf" registration statement in accordance with the Registration Rights Agreement. A copy of the Registration Rights Agreement is filed as an exhibit to the registration statement to which this prospectus is a part. A copy of the Registration Rights Agreement is available upon request to the Company at the address indicated under "Where You Can Find More Information."

RISK FACTORS

        Investing in our common stock involves risk. You should consider carefully the risks described below and all of the information contained in or incorporated by reference into this prospectus before deciding whether to invest in our common stock. In addition, you should carefully consider, among other things, the matters discussed under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, the Current Reports on Form 8-K filed with the SEC on March 19, 2010 and April 2, 2010 and in other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus. Our business, results of operations or financial condition could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks. You may lose all or part of your investment in our common stock. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

 Risks Related to Fresh-Start Accounting

HISTORICAL FINANCIAL INFORMATION WILL NOT BE COMPARABLE.

        Following the consummation of the Plan, our financial condition and results of operations from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in our historical financial statements. This will make it difficult for stockholders to asses our performance in relation to prior periods. Our Quarterly Report for the period ended June 30, 2010 will reflect the consummation of the Plan.

OUR RESTRUCTURING WILL HAVE OTHER ACCOUNTING IMPLICATIONS.

        As a result of our restructuring under Chapter 11 of the Bankruptcy Code, our financial statements will be subject to the accounting prescribed by FASB ASC Topic 852, Reorganizations. Given that the stockholders of SFI prior to the consummation of the Plan received less than 50% of the voting shares of SFI's common stock following our emergence from Chapter 11, we will apply "Fresh-Start Reporting," in which our assets, liabilities and redeemable noncontrolling interests will be recorded at their estimated fair value using the principles of purchase accounting contained in FASB ASC Topic 805, Business Combinations ("FASB ASC 805"). Goodwill, if any, will result if the reorganization value of SFEC exceeds the net total of the fair value of its assets, liabilities and redeemable noncontrolling interests. Adjustments to the carrying amounts could be material and could affect prospective results of operations as balance sheet items are settled, depreciated, amortized or impaired.

Risks Related to Ownership of Our Common Stock

THE RESALE OF SHARES OF OUR COMMON STOCK REGISTERED BY THIS PROSPECTUS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

        At the time of our emergence from bankruptcy, we granted registration rights to the Selling Securityholders. The shares of our outstanding common stock held by the Selling Securityholders are registered for resale under the registration statement of which this prospectus forms a part. The Selling Securityholders, as of June 22, 2010, owned approximately 89.3% of our outstanding common stock, all of which may be sold pursuant to the registration statement of which this prospectus forms a part from time to time. Commencing on October 30, 2010, assuming we remain current in our reporting obligations under the Exchange Act, and commencing on April 30, 2011, if we do not, these shares may also be sold under Rule 144 of the Securities Act ("Rule 144"), subject in the case of holders that are affiliates to restrictions on volume and manner of sale. The ability of the Selling Securityholders to sell a large number of shares could be adversely disruptive to the trading price of our common stock.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD CAUSE THE VALUE OF YOUR INVESTMENT TO DECLINE.

        Since our emergence from bankruptcy, there has been a low volume of trading in our common stock. We can give no assurance that there will be greater liquidity in the trading market for our common stock in the future. If there is limited liquidity in the trading market for our common stock, a sale of a large number of shares of our common stock could be adversely disruptive to the market price of our common stock.

        Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock. These risks include those described or referred to in this "Risk Factors" section and in the other documents incorporated herein by reference as well as, among other things:

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  our operating and financial performance and prospects;

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  our ability to repay our debt;

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  our access to financial and capital markets to refinance our debt or replace the existing Exit Facilities of our primary operating subsidiaries;

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  investor perceptions of us and the industry and markets in which we operate;

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  our dividend policy;

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  future sales of equity or equity-related securities;

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  changes in earnings estimates or buy/sell recommendations by analysts; and

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  general financial, domestic, economic and other market conditions.

ANTI-TAKEOVER PROVISIONS—PROVISIONS IN SFEC'S CORPORATE DOCUMENTS AND THE LAW OF THE STATE OF DELAWARE AS WELL AS CHANGE OF CONTROL PROVISIONS IN CERTAIN OF OUR DEBT AND OTHER AGREEMENTS COULD DELAY OR PREVENT A CHANGE OF CONTROL, EVEN IF THAT CHANGE WOULD BE BENEFICIAL TO STOCKHOLDERS, OR COULD HAVE A MATERIALLY NEGATIVE IMPACT ON OUR BUSINESS.

        Certain provisions in SFEC's Certificate of Incorporation, the Exit Facility Credit Agreements and the New TW Loan Agreement may have the effect of deterring transactions involving a change in control of us, including transactions in which stockholders might receive a premium for their shares.

        SFEC's Certificate of Incorporation provides for the issuance of up to 5,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by SFEC's board of directors. The authorization of preferred shares empowers SFEC's board of directors, without further stockholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the common stock. If issued, the preferred stock could also dilute the holders of SFEC's common stock and could be used to discourage, delay or prevent a change of control of us.

        Additionally, SFEC's Certificate of Incorporation contains a provision pursuant to which, for one year following the Effective Date, stockholders are prohibited from calling a special meeting of stockholders for the purpose of removing directors unless a majority of the board of directors as of the Effective calls a special meeting at which 80% of the stockholders would have to approve any such removal. Moreover, under SFEC's Certificate of Incorporation, there shall be no election of directors for at least one year following the Effective Date unless a majority of the full Initial Board calls an earlier annual meeting.

        If the common stock is listed on a national securities exchange or held of record by more than 2,000 holders, SFEC will be subject to the anti-takeover provisions of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control in some circumstances. These provisions may have the effect of delaying or preventing a change of control. All of these factors could materially adversely affect the price of the common stock.

        The Exit Facility Credit Agreements and the New TW Loan Agreement contain provisions pursuant to which it is an event of default under the Exit Facility Credit Agreements and the New TW Loan Agreement if any "person" becomes the beneficial owner of more than 35% of the common stock. This could deter certain parties from seeking to acquire us and if any "person" were to become the beneficial owner of more than 35% of the common stock, we would not be able to repay such indebtedness.

        We have the exclusive right to use certain Warner Bros. and DC Comics characters in our theme parks in the United States (except in the Las Vegas metropolitan area), Canada, Mexico and other countries. Warner Bros. can terminate these licenses under certain circumstances, including the acquisition of us by persons engaged in the movie or television industries. This could deter certain parties from seeking to acquire us.

SFEC DOES NOT CURRENTLY ANTICIPATE PAYING CASH DIVIDENDS ON ITS COMMON STOCK IN THE FORESEEABLE FUTURE.

        SFI did not pay a dividend on SFI's common stock during 2009 or the three months ended March 31, 2010. SFEC has not paid cash dividends to date on its common stock and does not currently anticipate paying any cash dividends on its common stock in the foreseeable future. The terms of the Exit Facility Loans and the New TW Loan restrict SFEC's ability to pay cash dividends on the common stock and repurchase shares of the common stock.

THE POTENTIAL ISSUANCE BY SFEC OF ADDITIONAL SHARES OF COMMON STOCK PURSUANT TO THE DELAYED DRAW EQUITY PURCHASE OR THE SIX FLAGS ENTERTAINMENT CORPORATION LONG-TERM INCENTIVE PLAN OR AWARDED AS COMPENSATION TO NON-EMPLOYEE DIRECTORS MAY DILUTE THE OWNERSHIP INTEREST OF EXISTING STOCKHOLDERS.

        At any time until June 1, 2011, SFEC, if so authorized by a majority of the members of SFEC's board of directors, shall have the right, by delivering written notice to certain entities, to require such entities to purchase an aggregate of $25 million of common stock (the "Delayed Draw Shares"). In addition, in connection with the Plan, the Six Flags Entertainment Corporation Long-Term Incentive Plan became effective (the "Long-Term Incentive Plan"). The Long-Term Incentive Plan permits SFEC to grant stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, deferred stock units, performance and cash-settled awards and dividend equivalents (collectively, "Awards") to select employees, officers, directors and consultants of SFEC and its affiliates. The Long-Term Incentive Plan provides that no more than 4,833,333 shares of common stock may be issued pursuant to Awards under the Long-Term Incentive Plan as of the Effective Date, and if and to the extent the Delayed Draw Equity Purchase is consummated, up to 149,956 additional shares of common stock shall be available for issuance under the Long-Term Incentive Plan. As provided for in the Plan, SFEC also reserved 500,000 shares of common stock if SFEC's board of directors determines to pay up to 50% of the annual director fees payable to non-employee members of the board of directors in shares of common stock. Any issuance of the Delayed Draw Shares, any awards under the Long-Term Incentive Plan or shares awarded as compensation to non-employee directors will dilute the ownership interests of existing stockholders.

        In addition, the perceived risk associated with the possible issuance of a large number of shares of common stock could cause some of SFEC's stockholders to sell their common stock, thus causing the trading price of the common stock to decline. Any sales in the public market of shares of common stock could adversely affect prevailing trading prices of shares of common stock. If the common stock price declines, it may be more difficult for SFEC to raise additional capital through future offerings of equity or equity-related securities.

 USE OF PROCEEDS

        The Selling Securityholders will receive all of the proceeds from the sale of our common stock offered by this prospectus. We will not receive any of the proceeds from the sale of our common stock offered hereby.

DIVIDEND POLICY

        SFI did not pay dividends on its common stock during the pendency of the Chapter 11 Filing and we do not currently anticipate paying dividends on our common stock. The payment of any future dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our operating results, financial condition, contractual restrictions, corporate law restrictions, capital requirements, the applicable laws of the State of Delaware and business prospects. There can be no assurance we will pay any dividend, or if declared, the amount of such dividend. The terms of the Exit Facilities restrict our ability to declare or pay dividends.

DILUTION

        The sale of our common stock by the Selling Securityholders pursuant to this prospectus will not result in any dilution to our stockholders because the Selling Securityholders are selling outstanding shares of our common stock that they have previously acquired in connection with the Plan.

DESCRIPTION OF CAPITAL STOCK

        The description of our common stock that follows is a summary only and is qualified in its entirety by reference to the our Certificate of Incorporation and Amended and Restated Bylaws of the Company (the "Bylaws").

Authorized Capital Stock

        The total number of shares of all classes of stock that the Company is authorized to issue is 65,000,000 shares, consisting of 5,000,000 shares of preferred stock, par value $1.00 per share, and 60,000,000 shares of common stock, par value $0.025 per share. To the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code, the Company will not issue non-voting equity securities; provided, however the foregoing restriction will (a) have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The number of authorized shares of either of the common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware ("DGCL") (or any successor provision thereto), and no vote of the holders of either of the common stock or preferred stock voting separately as a class shall be required therefor.

Common Stock

Dividends and Distributions

        Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the common stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Company, such dividends and other distributions may be declared and paid on the common stock out of the assets of the Company that are by law available therefor at such times and in such amounts as the board of directors in its discretion shall determine.

Liquidation Rights

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company and of the preferential and other amounts, if any, to which the holders of preferred stock shall be entitled, the holders of all outstanding shares of common stock shall be entitled to receive the remaining assets of the Company available for distribution ratably in proportion to the number of shares of common stock held by each such stockholder.

Voting; Proxies

        All shares of common stock have identical rights and privileges. With limited exceptions, holders of common stock shall have the exclusive right to vote and are entitled to one vote for each outstanding share of common stock held of record by each stockholder on all matters, including the electing of directors, properly submitted for the vote of the Company's stockholders. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the Certificate of Incorporation, the Bylaws, the rules or regulations of any stock exchange applicable to the Company, or applicable law or pursuant to any regulation applicable to the

Company or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Company which are present in person or represented by proxy at the meeting and entitled to vote thereon. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. Every proxy must be authorized in a manner permitted by Section 212 of the DGCL or any successor provision. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Company a revocation of the proxy or a new later dated proxy.

Other Rights

        Holders of our common stock do not have preemptive, subscription, redemption or conversion rights.

Blank Check Preferred Stock

        The Certificate of Incorporation contains provisions that permit the board of directors to provide for the issuance of up to 5,000,000 shares of preferred stock in such series and, by filing a certificate pursuant to the applicable law of the State of Delaware (referred to herein as "Preferred Stock Designation"), to fix from time to time the number of shares to be included in any such series and the designations, powers, preferences, and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board with respect to each such series shall include, without limiting the generality of the foregoing, the determination of any or all of the following: (i) the number of shares of such series and the designation to distinguish the shares of such series from the shares of all other series; (ii) the voting powers, if any, of the holders of shares of such series and whether such voting powers are full or limited; (iii) the redemption rights, if any, applicable to such series, including, without limitation, the redemption price or prices, if any, to be paid for the shares of such series; (iv) whether dividends on such series, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series; (v) the rights of the holders of shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Company; (vi) whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made; (vii) the right, if any, of holders of shares of such series to subscribe for or to purchase any securities of the Company or any other corporation or other entity; (viii) the terms and amount of any sinking fund, if any, applicable to such series; and (ix) any other preferences or relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof.

Provisions of the Certificate of Incorporation and Bylaws that May Have an Anti-Takeover Effect

        Certain provisions in the Certificate of Incorporation and the Bylaws, as well as the DGCL, may have the effect of discouraging transactions that involve an actual or threatened change in control of the Company. In addition, provisions of the Certificate of Incorporation, the Bylaws and the DGCL may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests.

Certain Certificate of Incorporation and Bylaw Provisions

        Initial Board.    The board of directors shall consist of the persons named as directors in the plan supplement filed in the Bankruptcy Court on April 30, 2010 in connection with the Plan, and each director shall hold office until the first annual meeting of stockholders following the Effective Date, or until his or her successor is duly elected and qualified (the "Initial Board"); provided, however, that as of May 11, 2010, Mark Jennings is no longer a member of the Initial Board and as of May 28, 2010, Mark Shapiro is no longer a member of the Initial Board. At the first annual meeting of stockholders following the Effective Date, which in no event shall be prior to April 30, 2011, unless otherwise approved by a majority of the Whole Board, and at each annual meeting thereafter, the stockholders shall elect directors each of whom shall hold office for a term of one year or until his or her successor is duly elected and qualified, subject to such director's earlier death, resignation, disqualification or removal. At all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect a candidate. Election of directors of the Company need not be by written ballot unless the Bylaws shall so provide. If authorized by the board of directors, any requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

        Special Meetings of Stockholders.    The chairman of the board of directors, the chief executive officer of the Company, the president of the Company, or the secretary of the Company may call a special meeting of stockholders within 10 calendar days after receipt of written request of the board of directors, provided, however, that such request must be made by a majority of the Whole Board (as defined below) if the request is made prior to April 30, 2011 and relates to a special meeting of stockholders, one of the purposes of which is to elect or remove directors or to effect changes in the size of the board or upon written request of stockholders holding shares representing at least twenty percent (20%) of the voting power of the outstanding shares entitled to vote on the matter for which such meeting is to be called, voting as a single class, provided, however, that such stockholders may only make such request following April 30, 2011 in respect of a special meeting of stockholders, one of the purposes of which is to elect or remove directors. Any such request shall state the purpose or purposes of the proposed meeting.

        Special Meetings of the Board of Directors.    Special meetings of the board of directors may be called by the Chairman of the board of directors and will be called by the Chairman of the board of directors or the Secretary of the Company on the written request of at least two directors then in office, or the sole director, as the case may be.

        Compensation.    The board of directors shall fix the compensation of all executive officers of the Company, and all officers and agents of the Company, that are also directors of the Company. The board of directors intends to delegate determination of compensation matters to a committee of the board of directors, but will retain the right of final approval over such matters.

        Advance Notice of Stockholder Action at a Meeting.    Stockholders seeking to nominate directors or to bring business before a stockholder meeting must comply with certain timing requirements and submit certain information to the Company in advance of such meeting.

        No Written Consent of Stockholders.    Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders.

        Number of Directors.    The Bylaws provide that the number of directors shall initially be fixed at nine (9) and shall thereafter be fixed from time to time by resolution of the board of directors.

        Removal of Director.    Except for such additional directors, if any, as are elected by the holders of any series of preferred stock as provided for in a Preferred Stock Designation, until April 30, 2011, any director, or the entire board of directors, may be removed from office at any time, with or without cause, only by the affirmative vote of at least 80% of the total voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class. From and after April 30, 2011, except for such additional directors, if any, as are elected by the holders of any series of preferred stock as provided for in a Preferred Stock Designation, any director, or the entire board of directors, may be removed from office at any time, with or without cause, only by the affirmative vote of at least a majority of the total voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

        Newly Created Directorships and Vacancies on the Board of Directors.    Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal, or other cause shall be filled by a majority vote of the directors then in office, even if the number of such directors then in office is less than a quorum, or by a sole remaining director, if applicable. Any director elected in accordance with the preceding sentence shall hold office until the expiration of the term of office of the director whom such director has replaced or until such director's successor has been elected and qualified. No decrease in the number of directors constituting the board of directors may shorten the term of any incumbent director.

        Limitations on Directors' Liability.    The Certificate of Incorporation contains a provision eliminating the personal liability of the Company's directors to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. The Certificate of Incorporation also contains provisions generally providing for indemnification and prepayment of expenses to the Company's directors and officers to the fullest extent permitted by applicable law.

        Amendment of the Certificate of Incorporation.    The Company reserves the right at any time and from time to time to amend or repeal any provision contained in the Certificate of Incorporation (including any Preferred Stock Designation), or to add any new provision to the Certificate of Incorporation in the manner now or hereafter prescribed by the Certificate of Incorporation and the DGCL; and, except as set forth in Article VIII, Article IX and Article X of the Certificate of Incorporation, all rights, preferences and privileges conferred upon stockholders, directors or any other persons by and pursuant to the Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in Article XII of the Certificate of Incorporation; provided, however, that in addition to any other vote of stockholders (if any) required by law and notwithstanding that a lower vote (or no vote) of stockholders would otherwise be required, if any provision of the Certificate of Incorporation other than Article XII requires a particular vote of stockholders in order to take the action specified in such provision, then such vote of stockholders shall be required in order to alter, amend or repeal, or adopt any provision inconsistent with, such provision of the Certificate of Incorporation.

        Notwithstanding any other provisions of the Certificate of Incorporation, and in addition to any other vote required by law, until April 30, 2011, Article VI subsection (a), Article VII Section 2 and Section 3 and Article XII of the Certificate of Incorporation may not be altered, amended or repealed in any respect (including by merger, consolidation or otherwise), nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of at least 80% of the total voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

        Adoption, Alteration or Repeal of Bylaws.    The board of directors is expressly authorized to make, alter and repeal the Bylaws. Any adoption, alteration or repeal of a Bylaw must be approved either (a) by the affirmative vote of a majority of the Whole Board (as defined below) or the unanimous written consent of all members of the board of directors, or (b) the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares entitled to vote generally in the election of directors, voting as a single class. "Whole Board" means the total number of directors the Company would have if there were no vacancies. Notwithstanding any other provisions of the Bylaws, and in addition to any other vote required by law, until April 30, 2011, Bylaw 5, Bylaw 6 and Bylaw 43 may not be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of at least 80% of the total voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

Anti-Takeover Effects of Provisions of Delaware Law

        The Company is a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

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  prior to such time, the board of directors of the Company approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding certain shares; or

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  at or subsequent to that time, the business combination is approved by the board of directors of the Company and authorized by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with that person's affiliates and associates, owns, or within the previous three years did own, 15% or more of the voting stock of the Company.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the board of directors of the Company because the stockholder approval requirement would be avoided if the board of directors of the Company approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Inc.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

        The following discussion summarizes certain U.S. federal income tax considerations and, in the case of non-U.S. Holders (defined below), U.S. federal estate tax considerations related to the acquisition, ownership, and disposition of our common stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, rulings and pronouncements of the Internal Revenue Service (the "IRS"), and judicial decisions as of the date hereof. These authorities may be amended, reversed, appealed or otherwise changed, perhaps retroactively, in a way that would alter the U.S. federal income and estate tax consequences described below. Furthermore, we cannot assure you that the IRS will agree with and will not challenge tax positions that are consistent with the description of tax consequences below. We have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of shares of our common stock.

        The tax consequences described below are applicable only to persons that hold our common stock as a capital asset (generally, property held for investment). This discussion addresses only U.S. federal taxes. It does not address state, local or foreign taxes or taxes of any other jurisdiction. Furthermore, this discussion does not address tax consequences to classes of taxpayers that may be subject to special rules, such as:

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  dealers in securities or currencies;

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  traders in securities that have elected the mark-to-market method of accounting for their securities;

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  U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

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  persons holding our common stock as part of a hedge, straddle, conversion or other "synthetic security" or integrated transaction;

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  U.S. expatriates;

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  financial institutions;

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  insurance companies;

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  regulated investment companies;

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  real estate investment trusts;

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  persons subject to the alternative minimum tax;

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  entities that are tax-exempt for U.S. federal income tax purposes; and

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  partnerships and other pass-through entities and holders of interests therein.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that are considering acquiring our common stock should consult their own tax advisor.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAW AND ANY APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS AND TAX TREATIES TO THEIR PARTICULAR FACTS AND CIRCUMSTANCES.

Tax Consequences to U.S. Holders

        You are a "U.S. Holder" for purposes of this discussion if you are a beneficial owner of our common stock and you are for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Distributions on Our Common Stock

        Distributions on our common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Distributions that exceed our current and accumulated earnings and profits are applied first to reduce your adjusted tax basis in the common stock and, after your tax basis has been reduced to zero, any excess is treated as gain from the sale or exchange of the common stock (which gain is subject to federal income tax in the manner described below under the heading "—Disposition of Our Common Stock"). Subject to certain restrictions, dividends on our common stock generally will be eligible for the "dividends received deduction" available to corporate U.S. Holders. Corporate stockholders are urged to consult their own tax advisor regarding the availability of and restrictions on the dividends received deduction for dividends on our common stock.

        For taxable years beginning before January 1, 2011, dividends paid by the Company generally will be eligible for the preferential tax rates applicable to long-term capital gain if the U.S. Holder receiving the dividend is an individual, estate, or trust and has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. This reduced tax rate does not apply to individual taxpayers who have made an election to treat the dividends as "investment income" that may be offset against investment expense.

        We do not currently intend to make distributions on our common stock.

Disposition of Our Common Stock

        Unless a nonrecognition provision applies, taxable gain or loss will be recognized on a sale, exchange, redemption or other disposition of our common stock, in an amount equal to the difference, if any, between the amount realized and the U.S. Holder's adjusted tax basis in the common stock (which generally will be the amount paid for the common stock), except that, in the case of a redemption, the U.S. Holder may be required to treat the redemption price as a distribution (which may be treated as a dividend as described above under the heading "—Distributions on Our Common Stock"), with the consequence that, to the extent of our current and accumulated earnings and profits, the U.S. Holder's adjusted tax basis will not reduce the taxable amount and no loss may be recognized. A redemption will be treated as a sale or exchange, rather than as a distribution, if (1) there is a complete termination of the U.S. Holder's actual and constructive ownership interest in the Company, (2) the U.S. Holder's voting power in the Company is reduced to less than 50% and the U.S. Holder's actual and constructive percentage ownership of our common stock is reduced to less than 80% of the percentage that it was prior to the redemption, or (3) there is a "meaningful reduction" of the U.S. Holder's actual and constructive ownership of our common stock. Gain or loss on a redemption or other sale or exchange generally will be capital gain or loss, and will be long-term capital gain or loss if the common stock was held for more than one year. Long-term capital gains of individuals, estates and trusts generally benefit from a reduced rate of U.S. federal income tax. Deductions for capital losses are subject to significant limitations.

Backup Withholding and Information Reporting

        In general, information reporting applies to certain payments of dividend income on, and proceeds from certain sales of, our common stock, unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding (currently at a rate of 28%, but scheduled to increase to 31% on January 1, 2011) will apply to such payments if a U.S. Holder fails to provide its taxpayer identification number or certification of exempt status or has been notified by the IRS that payments to it are subject to backup withholding. Amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the U.S. Holder's U.S. federal income tax provided the U.S. Holder timely furnishes the required information to the IRS.

New Legislation Relating to Foreign Accounts

        Under recently enacted legislation, certain payments made after December 31, 2012 to "foreign financial institutions" in respect of accounts of U.S. stockholders may be subject to withholding at a rate of 30%. Prospective Investors should consult their tax advisor regarding the effect, if any, of this new legislation on their investment in our common stock. See "Tax Consequences to Non-U.S. Holders—New Legislation Relating to Foreign Accounts" below.

Healthcare Legislation

        Recently enacted legislation requires certain U.S. stockholders who are individuals, estates or trusts to pay an additional 3.8% medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock in taxable years beginning after December 31, 2012. Prospective investors are encouraged to consult their tax advisor regarding the effect of this legislation on their investment in our common stock.

Tax Consequences to Non-U.S. Holders

        Except as modified for U.S. federal estate tax purposes, you are a "non-U.S. Holder" for purposes of this discussion if you are a beneficial owner of our common stock and you are an individual, corporation, estate or trust that is not a U.S. Holder (as defined above).

Distributions on Our Common Stock

        Distributions on our common stock will constitute a dividend, reduction of basis or gain as described above under the heading "Tax Consequences to U.S. Holders—Distributions on Our Common Stock." Dividends paid to a non-U.S. Holder generally will be subject to U.S. federal income tax withholding at a 30% rate or such lower rate as is specified by an applicable income tax treaty, except that dividends which are effectively connected with the conduct of a trade or business of the non-U.S. Holder in the U.S. (and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. Holder) are not subject to withholding, provided certain certification and disclosure requirements are satisfied (including execution of IRS Form W-8ECI). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a U.S. person as defined in the Code. Effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as is specified by an applicable income tax treaty.

        A non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding (discussed below) generally will be required to complete IRS Form W-8BEN (or a valid substitute or successor form) and certify under penalties of perjury that such stockholder is not a U.S. person as defined in the Code. Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities and to non-U.S. Holders whose stock is held through certain foreign intermediaries. A non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding under a tax treaty may obtain a refund or credit of any excess amounts withheld by timely and properly filing the appropriate claim with the IRS.

        We do not currently intend to make distributions on our common stock.

Disposition of Our Common Stock

        A non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on a sale, exchange, redemption, retirement or other taxable disposition of our common stock unless:

  •
  the gain is effectively connected with the a U.S. trade or business of the non-U.S. Holder (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. Holder), in which case, the non-U.S. Holder will be subject to tax on the net gain from the disposition in the same manner as if the non-U.S. Holder were a U.S. person as defined in the Code, and if the non-U.S. Holder is a foreign corporation, it may be subject to the additional "branch profits tax" at a 30% rate or such lower rate as specified by an applicable income tax treaty;

  •
  the non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year in which the disposition occurs and certain other conditions are met, in which case, the individual non-U.S. Holder will be subject to a flat 30% tax rate on the gain from the disposition, which tax may be offset by U.S. source capital losses, even though the individual is not considered a U.S. resident; or

  •
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the non-U.S. Holder's holding period for our common stock and the five-year period ending on the date of disposition.

        In general, a corporation is a "United States real property holding corporation" if the fair market value of its "United States real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. It is uncertain whether the Company is or has been a United States real property holding corporation within the meaning of the Code. Prospective investors should consult their own tax advisor concerning the consequences of the Company being a United States real property holding corporation.

Certain U.S. Federal Estate Tax Considerations

        Our common stock beneficially owned by an individual who is not a U.S. citizen or resident (as defined for U.S. federal estate tax purposes) at the time of death will generally be includable in the decedent's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

        Dividends paid to a non-U.S. Holder generally are subject to information reporting and U.S. backup withholding will apply unless the non-U.S. Holder properly provides IRS Form W-8BEN (or a valid substitute or successor form) certifying under penalties of perjury that such stockholder is a non-U.S. person or otherwise meets documentary evidence requirements for establishing that such stockholder is a non-U.S. person or otherwise qualifies for an exemption. Copies of information returns may be made available to the tax authorities in the country in which the non-U.S. Holder resides. Gross proceeds from a disposition of our common stock may be subject to information reporting and backup withholding. Except as discussed below under the heading "—New Legislation on Foreign Accounts," if a non-U.S. Holder sells its common stock outside the U.S. through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to such stockholder outside the U.S., the U.S. backup withholding and information reporting rules generally will not apply to that payment. However, U.S. information reporting generally will apply to a payment of sale proceeds, even if that payment is made outside the United States, if the non-U.S. Holder sells our common stock through a non-U.S. office of a broker that:

  •
  is a U.S person for U.S. federal income tax purposes;

  •
  is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.;

  •
  is a controlled foreign corporation for U.S. federal income tax purposes; or

  •
  is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by U.S. persons or is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that the non-U.S. Holder is a non-U.S. person and certain other conditions are met, or the non-U.S. Holder otherwise establishes entitlement to an exemption.

        If a non-U.S. Holder receives payments of proceeds from a disposition of our common stock to or though a U.S office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless the non-U.S. Holder property provides IRS Form W-8BEN (or a valid substitute or successor form) certifying under penalties of perjury that such stockholder is a non-U.S. person or otherwise establishes entitlement to an exemption.

        Amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the non-U.S. Holder's U.S. federal income tax liability provided the non-U.S. Holder timely furnishes the required information to the IRS.

New Legislation on Foreign Accounts

        Newly enacted legislation may impose withholding tax on certain payments to "foreign financial institutions" and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders that own the shares through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. This legislation imposes a 30% withholding tax on dividends on, and gross proceeds from a disposition of, our common stock paid to a foreign financial institution or to a foreign nonfinancial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it generally must enter into an agreement with the U.S. Treasury that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain account holders. The legislation applies to payments made after December 31, 2012. Prospective investors should consult their tax advisor regarding the effect, if any, of this new legislation on their purchase, ownership and disposition of our common stock.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

SELLING SECURITYHOLDERS

        We originally issued the shares of our common stock to be resold hereunder on April 30, 2010 to the Selling Securityholders in connection with the Plan in transactions exempt from registration under the Securities Act or in transactions pursuant to Section 1145 of the Bankruptcy Code. The Selling Securityholders (which term includes their transferees, pledges, donees or successors) may from time to time offer and sell pursuant to this prospectus any and all of the shares of common stock.

        The following table sets forth information as of June 22, 2010, regarding the offer and sale of the shares of our common stock to be resold hereunder, and is based on information provided to us by the Selling Securityholders. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. This rule generally provides that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. The Selling Securityholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock since June 22, 2010.

        Any or all of the common stock listed in the table below may be offered for sale pursuant to this prospectus by the Selling Securityholders from time to time. Accordingly, no estimate can be given as to the amount of common stock that will be held by the Selling Securityholders after any such sale. The table below assumes that all Selling Securityholders will sell all of their common stock. No Selling Securityholder may make any offer or sale under this prospectus unless that Selling Securityholder is listed in the table below.

        Information about the Selling Securityholders may change over time and additional Selling Securityholders may be added by post-effective amendment. Any changed information will be set forth in prospectus supplements if and when necessary. The name of each Selling Securityholder and the amount of common stock that may be offered by such Selling Securityholder pursuant to this prospectus will be set forth in such prospectus supplement, if required.

	Prior to this Offering		Maximum Number of Shares of Common Stock Registered Hereby that May be Sold	After this Offering
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned		Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned*
Funds affiliated with H Partners Management LLC(1)	6,654,999	24.3%	6,654,999	—	*
888 7th Avenue 29th Floor New York NY 10019
BHR Master Fund;	4,193,870	15.3%	4,193,870	—	*
Funds advised by Bay Harbour Management, L.C.; and Steven A. Van Dyke(2) 375 Park Avenue 20th Floor New York, NY 10152
Funds affiliated with Pentwater Capital Management LP(3)	2,331,726	8.5%	2,331,726	—	*
227 West Monroe Chicago, IL 60606

	Prior to this Offering		Maximum Number of Shares of Common Stock Registered Hereby that May be Sold	After this Offering
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned		Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned*
Stark Master Fund Ltd.(4)	2,001,064	7.3%	2,001,064	—	*
c/o Stark Offshore Management LLC 3600 S. Lake Drive St. Francis, WI 53235 and Stark Criterion Master Fund Ltd. c/o Stark Criterion management LLC 3600 S. Lake Drive St. Francis, WI 53235
Altai Capital Management L.P.(5)	1,857,036	6.8%	1,857,036	—	*
152 West 57th Street 10th Floor New York, NY 10019
Funds managed by CQS Cayman LP(6)	1,614,206	5.9%	1,614,206	—	*
P.O. Box 309 Ugland House Grand Cayman Cayman Islands KY1-1104
Fortelus Special Situations Master Fund Ltd.(7)	1,421,378	5.2%	1,421,378	—	*
Ugland House P.O. Box Georgetown Grand Cayman Cayman Islands KY1-1104
Funds affiliated with Tricadia Capital Management LLC(8)	1,141,051	4.2%	1,134,051	7,000	*
780 Third Avenue 29th Floor New York, NY 10017
Capital Ventures International(9)	1,049,800	3.8%	1,049,800	—	*
c/o Susquehanna Advisors Group, Inc. 401 City Avenue Suite 220 Bala Cynwyd, PA 19004
S.A.C. Capital Associates, LLC	746,839	2.7%	515,317	231,522	*
72 Cummings Point Road Stamford, CT 06902(10)
Credit Suisse Securities (USA) LLC(11)	602,878	2.2%	602,878	—	*
c/o Asset Servicing One Madison Avenue New York, NY 10010
Citigroup Global Markets Inc.(12)	373,516	1.4%	373,516	—	*
111 Wall Street 4th Floor Corporate Actions New York, NY 10010

	Prior to this Offering		Maximum Number of Shares of Common Stock Registered Hereby that May be Sold	After this Offering
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned		Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned*
Credit Suisse Candlewood Special Situations Master Fund LP(13)	284,007	1.0%	284,007	—	*
Eleven Madison Avenue New York, NY 10010
Seneca Capital International Master Fund LP(14)	278,898	1.0%	278,898	—	*
590 Madison Avenue New York, NY 10022
Seneca Capital LP(14)	123,520	*	123,520	—	*
590 Madison Avenue New York, NY 10022

*
Indicates percentage ownership below 1.0%

(1)
Consists of 2,887,766 shares held by H Partners, LP ("H LP"), 1,335,575 shares held by H Offshore Fund, Ltd. ("H Offshore"), 1,982,998 shares held by H Partners Phoenix SPV Fund LP ("H Phoenix") and 448,660 shares held by P Theme Park Fund Ltd ("P Fund" and, collectively, the "H Funds"). H Partners Capital, LLC ("H Capital") is the general partner of H LP. H Capital may be deemed to beneficially own the shares held by H LP. H Partners Phoenix Capital LLC ("H Phoenix Capital") is the general partner of H Phoenix. H Phoenix Capital may be deemed to beneficially own the shares held by H Phoenix. H Partners Management, LLC ("H Management") is the investment manager of the H Funds and Rehan Jaffer is the managing member of H Management and H Capital. As a result, Mr. Jaffer and H Management may be deemed to be the beneficial owners of the securities held directly by the H Funds. Each of Mr. Jaffer, H Management and H Capital disclaims beneficial ownership of these securities except to the extent of his or its respective pecuniary interest therein.

(2)
BHR Capital LLC ("BHR Capital") and Bay Harbour Management, L.C. ("Bay Harbour") are investment advisors. BHR Capital acts as investment advisor to BHR Master Fund, Ltd. (the "BHR Fund"), which holds 2,760,048 shares of the Company's common stock, and Bay Harbour acts as investment advisor to BHCO Master, Ltd., which holds 461,056 shares of the Company's common stock, and to Eternity Ltd., which holds 684,960 shares of the Company's common stock (together, the "Bay Harbour Funds"). BHR Capital and Bay Harbour each share voting and investment control with the respective entities for which each serves as the investment advisor, with respect to the securities held directly by such entities, and thus each may be deemed to beneficially own such securities. Steven A. Van Dyke is the Chief Investment Officer of BHR Capital and a principal of the Bay Harbour and Mr. Van Dyke may be deemed to have beneficial ownership of the securities reported by each of the BHR Fund and the Bay Harbour Funds. BHR Capital, Bay Harbour and Mr. Van Dyke each disclaims beneficial ownership of the securities held by the BHR Fund and the Bay Harbour Funds, except to the extent of their respective pecuniary interests therein. Mr. Van Dyke also holds sole voting and dispositive power with respect to 287,806 shares of the Company's common stock held directly by him.

(3)
Consists of 807,308 shares held by Pentwater Equity Opportunities Master Fund Ltd., 776,817 shares held by Oceana Master Fund Ltd., 488,306 shares held by Pentwater Growth Fund Ltd. and 259,295 shares held by LMA SPC for and behalf of MAP98 Segregated Portfolio (collectively, the "Pentwater Funds"). Pentwater Capital Management LP is the investment manager of the Pentwater Funds. Matthew Halbower is the Chief Investment Officer of Pentwater Capital Management LP and may be deemed to beneficially own the securities held by the Pentwater Funds. Pentwater Capital Management LP and Halbower disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein. Certain of these shareholders are party to a loan agreement with the Company.

(4)
Consists of 1,914,436 shares held by Stark Master Fund Ltd. ("Stark Master Fund") and 86,628 shares held by Stark Criterion Master Fund Ltd. ("Criterion Fund," and together with Master Fund, the "Stark Funds"). Stark Offshore Management LLC is the investment manager of the Stark Master Fund and Stark Criterion Management LLC is the investment manager of Criterion Fund (together, Stark Offshore Management LLC and Stark Criterion Management LLC are the "Stark Investment Managers"). The managing members of the Stark Investment Managers are Michael A. Roth and Brian J. Stark (together, the "Stark Managers"). The Stark Investment Managers and each of the Stark Managers may be deemed to beneficially own the securities held by the Stark Funds, respectively. The Stark Investment Managers and each of the Stark Managers disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

(5)
Altai Capital Management L.P. ("Management L.P.") is the investment manager for Altai Capital Master Fund, Ltd. ("Altai Capital") and Altai Capital SF Master Fund Ltd. ("Altai Capital SF" and, together with Altai Capital, the "Altai Funds"). Altai Capital Management, LLC ("Management LLC") is the general partner of Management L.P. The managing members of Management LLC are Steven V. Tesoriere, Rishi Bajaj and Toby Symonds (collectively the "Altai Managers"). Management L.P., Management LLC and each of the Altai Managers may be deemed to beneficially own the securities held by the Altai Funds. Management L.P., Management LLC and each of the Altai Managers each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(6)
Consists of 1,290,737 shares held by CQS Directional Opportunities Master Fund Limited, 173,678 shares held by CQS Convertible and Quantitative Strategies Master Fund Limited and 149,791 shares held by Kivu Investment Fund Limited (collectively, the "CQS Funds"). CQS Cayman LP (the "CQS Investment Manager") is the investment manager of the CQS Funds. CQS (US) LLC and CQS (UK) LLP (the "Delegated Managers") have been delegated discretionary portfolio management and advisory functions for the CQS Funds. The portfolio manager is Mark Unferth (the "Portfolio Manager"). The Portfolio Manager may, under Rule 13d-3 of the Exchange Act, be deemed to beneficially own the securities held by the CQS Funds. The CQS Investment Manager, the Delegated Managers and the Portfolio Manager disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

(7)
Fortelus Capital Management LLP (the "Fortelus Investment Manager") is the investment manager of Fortelus Special Situations Master Fund Ltd. (the "Fortelus Fund"). The portfolio manager of the Fortelus Investment Manager is Tim Babich (the "Fortelus Manager"). The Fortelus Investment Manager and the Fortelus Manager may be deemed to beneficially own the securities held by the Fortelus Fund. The Fortelus Investment Manager and the Fortelus Manager each disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

(8)
Consists of 630,011 shares held by Mariner-Tricadia Credit Strategies Master Fund, Ltd., 278,705 shares held by Structured Credit Opportunities Fund II, LP and 232,335 shares held by Tricadia Distressed and Special Situations Master Fund, Ltd. (collectively, the "Tricadia Funds"). Tricadia Capital Management, LLC ("TCM") is the investment manager for the Tricadia Funds. Tricadia Holdings, L.P. ("Tricadia Holdings") wholly owns TCM. Tricadia Holdings GP, LLC ("Holdings GP") is the general partner of Tricadia Holdings. Michael Barnes and Arif Inayatullah are the managing members of Holdings GP. Accordingly, TCM, Tricadia Holdings, Holdings GP, Mr. Barnes and Mr. Inayatullah may be deemed to beneficially own the securities held by the Tricadia Funds. TCM, Tricadia Holdings, Holdings GP, Mr. Barnes and Mr. Inayatullah each disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein. Certain of these shareholders are party to a loan agreement with the Company.

(9)
Susquehanna Advisors Group, Inc. is the authorized agent of Capital Ventures International ("CVI") and has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Wai Tung has investment discretion and voting power with respect to the securities listed for CVI.

(10)
Pursuant to an investment management agreement, S.A.C. Capital Advisors, L.P., a Delaware Limited Partnership ("SAC Capital Advisors LP") maintains investment and voting power with respect to the securities held by S.A.C. Capital Associates, LLC. Mr. Steven A. Cohen controls SAC Capital Advisors LP. Each of SAC Capital Advisors LP and Mr. Cohen disclaim beneficial ownership of these securities.

(11)
The selling securityholder is a registered broker-dealer and may be deemed to be an underwriter. The selling securityholder purchased the securities in the ordinary course of business and without a view to distribution.

(12)
Citigroup Global Markets Inc. is a registered broker-dealer and investment adviser.

(13)
Credit Suisse Candlewood Special Situations Master Fund, Ltd. (the "Credit Suisse Candlewood Fund") holds 284,007 shares of the Company's common stock. Mr. Mike Lav and Mr. David Koenig (together, the "Credit Suisse Candlewood Managers") are the managing directors of and the portfolio managers for the Credit Suisse Candlewood Fund and may be deemed to beneficially own the securities held by the fund. The Credit Suisse Candlewood Managers and the Credit Suisse Candlewood Fund disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein. The Credit Suisse Candlewood Fund is an affiliate of a broker-dealer and may be deemed an underwriter. The selling securityholder purchased the securities without any agreement to distribute and in the ordinary course of its investment business.

(14)
Seneca Capital Investments, LP is the investment manager of Seneca Capital International Master Fund LP. Douglas A. Hirsch is the managing member of Seneca Capital Investments, LLC, which is the general partner of Seneca Capital Investments, LP. Seneca Capital Investments, LP and Hirsch disclaim beneficial ownership of such securities held by Seneca Capital International Master Fund LP, except to the extent of their respective pecuniary interests therein. Hirsch is also the managing member of Seneca Capital Advisors, LLC, which is the general partner of Seneca Capital LP. Hirsch disclaims beneficial ownership of such securities held by Seneca Capital LP, except to the extent of his pecuniary interest therein.

        None of the Selling Securityholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities, except the relationship created by (1) the registration rights agreement among us as certain holders of our common stock described under "Six Flags Entertainment Corporation—The Plan of Reorganization" above; (2) that certain Equity Commitment Agreement, dated April 15, 2010, as amended, by and among the Debtors and the parties who agreed to backstop the Offering in connection with the Plan; (3) the Plan pursuant to which the Majority Backstop Purchasers (as such term is defined in the Plan) were able to select six of our directors (one of whom had to be independent), and pursuant to which they selected John W. Baker, Kurt Cellar, Jon L. Luther (who is independent), Daniel C. Murphy, Usman Nabi and Stephen D. Owens; and, (4) their status as lenders under the Exit Facility First Lien Term Loan.

PLAN OF DISTRIBUTION

        A Selling Securityholder, or any of its pledgees, donees, transferees, or any of its successors in interest selling shares of common stock received from the named Selling Securityholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus, may sell some or all of the securities covered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, in one or more transactions, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The Selling Securityholders may sell the securities by one or more of the following methods, without limitation:

  •
  block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

  •
  an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchases;

  •
  privately negotiated transactions;

  •
  short sales, either directly or with a broker-dealer or affiliate thereof, following which the securities are delivered to close out the short position;

  •
  through the writing of options on the securities, whether or not the options are listed on an options exchange;

  •
  through loans or pledges of the securities to a broker-dealer or an affiliate thereof;

  •
  by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our common stock;

  •
  one or more underwritten offerings on a firm commitment or best efforts basis; and

  •
  any combination of any of these methods of sale.

        In addition to selling their shares of our common stock under this prospectus, the Selling Stockholders may transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer; or sell their shares of common stock under Rule 144 rather than under this prospectus, if the transaction meets the requirements of Rule 144. We do not know of any arrangements by the Selling Stockholders for the sale of any of the securities.

        For example, the Selling Securityholders may engage brokers and dealers, and any broker or dealer may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a Selling Securityholder. Broker-dealers may agree with a Selling Securityholder to sell a specified number of the securities at a stipulated price per security. If the broker dealer is unable to sell securities acting as agent for a Selling Securityholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

        Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        From time to time, a Selling Securityholder may pledge, hypothecate or grant a security interest in some or all of the securities owned by it. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be Selling Securityholders. As and when the Selling Securityholder is subject to such foreclosure, the number of securities offered under this prospectus on behalf of such Selling Securityholder will decrease. The plan of distribution for a Selling Securityholder's securities will otherwise remain unchanged.

        The Selling Securityholders may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales. A Selling Securityholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that Selling Securityholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A Selling Securityholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A Selling Securityholder may also loan the securities offered hereby to a broker-dealer and the broker-dealer may sell the loaned securities pursuant to this prospectus.

        A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third-party may use securities pledged by the Selling Securityholder or borrowed from the Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

        To the extent required under the Securities Act, the aggregate amount of the Selling Securityholder's securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Selling Securityholder and/or purchasers of the Selling Securityholder's securities for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        The Selling Securityholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts or commissions under the Securities Act.

        Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Pursuant to a requirement by the Financial Industry Regulatory Authority, which we refer to as FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

        The Selling Securityholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the Selling Securityholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

        In order to comply with the securities laws of some states, if applicable, the securities registered hereby may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities registered hereby may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with. We have agreed to indemnify in certain circumstances the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. The Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

        The securities offered hereby were originally issued to the Selling Securityholders upon the exemption from registration pursuant to Section 4(2) of the Securities Act or pursuant to Section 1145(a)(1) of the Bankruptcy Code. We agreed to register such securities under the Securities Act until the securities (i) have been sold pursuant to an effective registration statement, (ii) have been distributed to the public through a broker, dealer or market maker pursuant to Rule 144 or (iii) with respect to any person and such person's affiliates, the number of Registrable Securities held by such persons (x) represents less than five percent (5%) of the outstanding common stock of the Company and (y) such securities may be sold under Rule 144(b)(1). We have agreed to pay certain expenses in connection with this offering, including the fees and expenses of one counsel retained by or on behalf of the Selling Securityholders.

        The Selling Securityholders are not restricted as to the price or prices at which they may sell the securities. Sales of such securities may have an adverse effect on the market price of the securities. Moreover, it is possible, subject to certain transfer provisions contained in the Certificate of Incorporation, that a significant number of shares of common stock could be sold at the same time, which may have an adverse effect on the market price of the securities.

        We will not receive any proceeds from sales of any securities by the Selling Securityholders.

        We cannot assure you that the Selling Securityholders will sell all or any portion of the securities offered hereby.

 LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Certain other matters in connection with the offering of securities by this prospectus will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP.

EXPERTS

        The consolidated financial statements of Six Flags, Inc. and its consolidated subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting as of December 31, 2009) have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the December 31, 2009 consolidated financial statements contains an explanatory paragraph that states that the Company's filing of petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the Bankruptcy Code) raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

        The audit report on the consolidated financial statements refers to the Company's adoption of Financial Accounting Standards No. 160, Noncontrolling Interest in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51 (included in FASB ASC Topic 810, Consolidations), and Financial Accounting Standards Board Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (including Partial Cash Settlement) (included in FASB ASC Topic 470-20, Debt with Conversion and Other Options), as of January 1, 2009; the adoption of Financial Accounting Standards No. 157, Fair Value Measurements (included in FASB ASC Topic 820, Fair Value Measurements and Disclosures), as of January 1, 2008; the adoption of Emerging Issues Task Force ("EITF") Topic D-98, Classification and Measurement of Redeemable Securities (included in FASB ASC Topic 480, Distinguishing Liabilities from Equity), as amended, at the March 12, 2008 meeting of the EITF, as of December 31, 2007; and the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (included in FASB ASC Topic 740, Income Taxes), as of January 1, 2007.